Exhibit 99.1

Banc of California, Inc. Reports Fourth Quarter 2023 Financial Results Following Completion of Transformational Merger with PacWest Bancorp

Company Release - 1/25/2024

LOS ANGELES, Calif.--(BUSINESS WIRE)--Banc of California, Inc. (NYSE: BANC) (“Banc of California”), parent of wholly-owned subsidiary Banc of California (the “Bank”), today reported financial results for the fourth quarter and year ended December 31, 2023. On November 30, 2023, Banc of California and PacWest Bancorp closed their transformational merger, creating California’s premier business bank. As of December 31, 2023, Banc of California had total assets of $38.5 billion.

Fourth quarter highlights include:

●	As a result of the impact of the merger and the balance sheet repositioning, total assets of $38.5 billion increased $1.7 billion and total loans increased $3.6 billion, or 16% from the prior quarter, resulting in a year-end loans to deposits ratio of 84%.

●	Total deposits of $30.4 billion increased $3.8 billion, an increase of 14% from the prior quarter, and noninterest-bearing deposits of $7.8 billion increased $2.2 billion, or 39% from the prior quarter. Borrowings decreased $3.4 billion, or 54% from the prior quarter.

“Following the merger with PacWest, we have created California’s premier relationship-focused business bank.”

–   Jared Wolff
President & CEO

●	Completed asset sales of $6.1 billion and completed paydown of $8.6 billion high-cost funding related to the balance sheet repositioning, which improved the mix of earning assets and reduced higher cost funding. Wholesale fundings as a percentage of total assets down to 17%, compared to 28% in the prior quarter.

●	Improved overall deposit mix, with the period-end noninterest-bearing deposit percentage increasing from 21% of total deposits at the prior quarter-end to 26% at year-end and brokered time deposits decreasing from 15% of total deposits at the prior quarter-end to 12% at year-end.

●	Significant decrease in unrealized losses on securities, with unrealized losses in accumulated other comprehensive income (“AOCI”) of $434 million at year-end compared to $879 million at the prior quarter-end, resulting from security sales and decreased market forward rates in the fourth quarter.

●	High liquidity levels, with immediately available on-balance sheet liquidity and unused borrowing capacity of $17.2 billion, which was 2.5 times greater than uninsured and uncollateralized deposits. Cash as a percentage of total assets was 14%, down from 17% in the prior quarter.

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●	Strong capital ratios well above the regulatory thresholds for "well capitalized" banks, including an estimated 16.40% Total risk-based capital ratio, 12.42% Tier 1 capital ratio, 10.12% CET1 capital ratio and 9.00% Tier 1 leverage ratio.

●	Allowance for credit losses of 1.22%, up from 1.15% at the prior quarter-end after a provision for credit losses of $47.0 million, which includes a $22.2 million initial provision related to non-purchased credit deteriorated (“non-PCD”) loan balances.

●	Strong credit quality, with year-end nonperforming loans to total loans at 0.29%, down from 0.57% at the prior quarter-end.

●	Increased stockholders’ equity as a result of the merger, with total stockholders’ equity increasing by $1.0 billion in the fourth quarter resulting in book value per share of $17.12 and tangible book value per share(1) of $14.96.

(1)	Non-GAAP measure; refer to section 'Non-GAAP Measures'

Jared Wolff, President & CEO of Banc of California, commented, "Since closing our transformational merger with PacWest Bancorp on November 30, 2023, we have made excellent progress on the integration and the balance sheet repositioning actions that we indicated at the time of the merger announcement. As a result, we have created the well capitalized, highly-liquid financial institution we envisioned, with significant earnings potential and a strong position in key California markets.”

Mr. Wolff continued, “As we move through 2024, we will realize more of the benefits of our balance sheet repositioning, which will positively impact our net interest margin, as well as steadily reduce our noninterest expense as we complete the system conversion in the second quarter of 2024 and consolidate some of our branches that are in close proximity to each other. While we will remain conservative in our new loan production until economic conditions improve, we are already seeing the positive benefits of being a larger, stronger financial institution on our business development efforts. Given the strength of our franchise and the superior level of service, solutions and expertise that we can provide, we believe we have great opportunities to consistently add attractive client relationships that provide both operating deposit accounts and high quality loans, particularly given the significant changes we have seen over the past two years in the California banking landscape with many competitors exiting or significantly pulling back from the market. We believe we are well-positioned to deliver strong financial performance for our shareholders in 2024, as well as capitalize on the strong market position we have created in California to greatly enhance the value of our franchise in the coming years.”

Presentation of Results – PacWest Bancorp Merger

On November 30, 2023, PacWest Bancorp merged with and into Banc of California (the “Merger”), with Banc of California continuing as the surviving legal corporation and Banc of California concurrently closed a $400 million equity capital raise. The Merger was accounted for as a reverse merger using the acquisition method of accounting, therefore, PacWest Bancorp was deemed the acquirer for financial reporting purposes, even though Banc of California was the legal acquirer. The Merger was an all-stock transaction and has been accounted for as a business combination. Banc of California’s financial results for all periods ended prior to November 30, 2023 reflect PacWest Bancorp results only on a standalone basis. In addition, Banc of California’s reported financial results for the three months and year ended December 31, 2023 reflect PacWest Bancorp financial results only on a standalone basis until the closing of the Merger on November 30, 2023, and results of the combined company for the month of December 2023. The number of shares issued and outstanding, earnings per share, and all references to share quantities or metrics of Banc of California have been retrospectively restated to reflect the equivalent number of shares issued in the Merger as the Merger was accounted for as a reverse merger. Under the reverse merger method of accounting, the assets and liabilities of legacy Banc of California as of November 30, 2023 were recorded at their respective estimated fair values.

The Company recorded a net loss of $492.9 million, or a loss of $4.55 per diluted common share, for the fourth quarter of 2023. This compares to a net loss of $33.3 million, or a loss of $0.42 per diluted common share, for the third quarter of 2023. The fourth quarter of 2023 included pre-tax amounts of $442.4 million of losses on security sales relating to our previously announced balance sheet repositioning strategy, merger costs of $111.8 million, an FDIC special assessment of $32.7 million, and an initial credit provision on acquired loans of $22.2 million, in each case in connection with our merger with PacWest Bancorp. The fourth quarter also included borrowing facility and termination fees of $19.5 million, additional expenses related to the HOA business of $16.8 million, and various nonrecurring expenses of approximately $8.7 million.

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INCOME STATEMENT HIGHLIGHTS

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
Summary Income Statement	2023	2023	2022	2023	2022
	(In thousands)
Total interest income	$467,240	$446,084	$473,023	$1,971,000	$1,556,489
Total interest expense	316,189	315,355	150,084	1,223,872	265,727
Net interest income	151,051	130,729	322,939	747,128	1,290,762
Provision for credit losses	47,000	-	10,000	52,000	24,500
(Loss) gain on sale of loans	(3,526)	(1,901)	388	(161,346)	518
Loss on sale of securities	(442,413)	-	(49,302)	(442,413)	(50,321)
Other noninterest income	45,537	45,709	29,958	155,474	124,630
Total noninterest (loss) income	(400,402)	43,808	(18,956)	(448,285)	74,827
Total revenue	(249,351)	174,537	303,983	298,843	1,365,589
Goodwill impairment	-	-	29,000	1,376,736	29,000
Acquisition, integration and reorganization costs	111,800	9,925	5,703	142,633	5,703
Other noninterest expense	251,838	191,178	192,129	938,812	738,818
Total noninterest expense	363,638	201,103	226,832	2,458,181	773,521
(Loss) earnings before income taxes	(659,989)	(26,566)	67,151	(2,211,338)	567,568
Income tax (benefit) expense	(177,034)	(3,222)	17,642	(312,201)	143,955
Net (loss) earnings	(482,955)	(23,344)	49,509	(1,899,137)	423,613
Preferred stock dividends	9,947	9,947	9,947	39,788	19,339
Net (loss) earnings available to common and equivalent stockholders	$(492,902)	$(33,291)	$39,562	$(1,938,925)	$404,274

Net Interest Income

Q4-2023 vs Q3-2023

Net interest income increased by $20.3 million, or 15.5%, to $151.1 million for the fourth quarter due primarily to a change in the interest-earning asset mix combined with net interest margin expansion.

Average interest-earning assets of $35.4 billion decreased by $0.4 billion from the prior quarter due to the sales of loans and securities, partially offset by acquired legacy Banc of California interest-earning assets. The net interest margin increased by 24 basis points to 1.69% for the fourth quarter as the yield on average interest-earning assets increased by 29 basis points, while the cost of average total funds increased by 7 basis points. The net interest margin for the month of December 2023 was 2.15% and the estimated spot net interest margin at December 31, 2023 was 2.75%.

The yield on average interest-earning assets increased by 29 basis points to 5.23% for the fourth quarter from 4.94% in the third quarter due mainly to the change in the interest-earning asset mix driven by the increase in the balance of average loans and leases as a percentage of average interest-earning assets from 62% to 67%, the decrease in the balance of average investment securities as a percentage of average interest-earning assets from 19% to 17%, and the balance of average deposits in financial institutions as a percentage of average interest-earning assets from 19% to 16%. The yield on average loans and leases increased by 28 basis points to 5.82% during the fourth quarter as a result of higher discount accretion income and changes in portfolio mix from loan sales and acquired loans and leases.

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The cost of average total funds increased by 7 basis points to 3.68% for the fourth quarter from 3.61% in the third quarter due mainly to higher market interest rates on borrowings. The cost of average total deposits decreased by 4 basis points to 2.94% for the fourth quarter compared to 2.98% in the third quarter. The cost of average interest-bearing liabilities increased by 17 basis points to 4.51% for the fourth quarter from 4.34% in the third quarter. Average noninterest-bearing deposits increased by $0.5 billion for the fourth quarter compared to the third quarter and average total deposits increased by $0.6 billion.

The estimated spot rates, or exit run-rates, at December 31, 2023 were 6.18% for loans and leases and 5.63% for interest-earning assets. The spot rates at December 31, 2023 were 2.69% for total deposits and 2.99% for the total cost of funds.

Full Year 2023 vs Full Year 2022

Net interest income decreased by $543.6 million, or 42.1%, to $747.1 million for the year ended December 31, 2023 from the same period in 2022, due primarily to higher funding costs from higher market interest rates, changes in the balance sheet mix, and the enhanced liquidity management strategies in the first half of 2023 due to the operating environment.

The net interest margin decreased by 151 basis points to 1.98% as the cost of average total funds increased by 260 basis points, while the yield on average interest-earning assets increased by 101 basis points.

The yield on average interest-earning assets increased by 101 basis points to 5.21% for the year ended December 31, 2023 from 4.20% for the same period in 2022 due mainly to higher market interest rates, partially offset by the changes in the mix of average interest-earning assets. The yield on average loans and leases increased by 85 basis points to 5.92% for the year ended December 31, 2023 compared to the year ended December 31, 2022. The yield on average investment securities increased by 20 basis points to 2.56% for the same period. Average loans and leases represented 67% of average interest-earnings assets for the year ended December 31, 2023 compared to 70% for the year ended December 31, 2022. Average loans and leases decreased by $714.1 million due mainly to loan sales during the year to increase liquidity to fund potential deposit outflows.

The cost of average total funds increased by 260 basis points to 3.34% for the year ended December 31, 2023 from 0.74% for the year ended December 31, 2022 due mainly to higher market interest rates and changes in the balance sheet mix. The cost of average total deposits increased by 202 basis points to 2.61% for the year ended December 31, 2023 compared to the same period in 2022. The cost of average interest-bearing liabilities increased by 296 basis points to 4.14% for the year ended December 31, 2023 compared to 1.18% for the same period in 2022 driven primarily by a 249 basis point increase in the cost of average interest-bearing deposits to 3.46% from 0.97% for the same period in 2022. The increase in the cost of these funding sources was due mainly to the impact of higher market interest rates. Average noninterest-bearing deposits decreased by $6.5 billion for the year ended December 31, 2023 compared to the same period in 2022 and average total deposits decreased by $5.6 billion. Average noninterest-bearing deposits represented 25% of total average deposits for the year ended December 31, 2023 compared to 40% for the same period in 2022.

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Provision For Credit Losses

Q4-2023 vs Q3-2023

The provision for credit losses was $47.0 million for the fourth quarter and included an initial provision of $22.2 million for acquired legacy Banc of California non-PCD loans. Outside this initial provision, the quarter’s expense was driven by $13.2 million of net charge-offs and a need for increased quantitative reserves resulting from revising the economic forecast to reflect a 60% probability weighting on recessionary scenarios and updating expected prepayment speeds based on a high interest rate environment. There was no provision for credit losses for the third quarter which included an $8.0 million provision for loan losses related to higher qualitative reserves on office loans, offset by an $8.0 million reversal of the provision for credit losses related to lower unfunded loan commitments.

Full Year 2023 vs Full Year 2022

During the year ended December 31, 2023, the provision for credit losses was $52.0 million and included a $113.5 million provision for loan losses, offset partially by a $61.5 million reversal of the provision for credit losses related to lower unfunded loan commitments. The provision for loan losses included an initial provision of $22.2 million for acquired legacy Banc of California non-PCD loans. The provision for credit losses was $23.0 million during the year ended December 31, 2022, and included a $5.0 million provision for loan losses and an $18.0 million provision related to higher unfunded loan commitments.

Noninterest Income

Q4-2023 vs Q3-2023

Noninterest income decreased by $444.2 million to a loss of $400.4 million for the fourth quarter due almost entirely to an increase in the loss on sale of securities of $442.4 million. As part of our balance sheet repositioning strategy, we sold $2.7 billion of legacy PacWest available-for-sale securities in the fourth quarter resulting in losses of $442.4 million. Additionally, we sold $0.8 billion of legacy Banc of California available-for-sale securities in December 2023 resulting in no gain or loss as these securities were marked to fair value at the close of the merger.

Full Year 2023 vs Full Year 2022

Noninterest income for the year ended December 31, 2023 decreased by $523.1 million to a loss of $448.3 million compared to the same period in 2022 due mainly to a $392.1 million increase in the loss on the sale of securities and a $161.9 million increase in the loss on the sale of loans, offset partially by higher dividends and gains from equity investments, higher leased equipment income, and higher other income primarily from legal settlements totaling $22.1 million.

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Noninterest Expense

Q4-2023 vs Q3-2023

Noninterest expense increased by $162.5 million to $363.6 million for the fourth quarter compared to the third quarter. The increase was due mainly to acquisition, integration and reorganization costs of $111.8 million related to our merger with PacWest, an increase in insurance and assessments expense of $21.7 million, which includes $32.7 million for the FDIC special assessment, an increase of $18.9 million in customer related expense, and higher compensation expense of $17.7 million.

Full Year 2023 vs Full Year 2022

Noninterest expense for the year ended December 31, 2023 increased by $1.7 billion to $2.5 billion compared to the same period in 2022. The increase was due mainly to higher (i) goodwill impairment of $1.3 billion, (ii) acquisition, integration and reorganization costs of $136.9 million, (iii) regulatory assessments of $110.2 million due to the special FDIC assessment and the generally-applicable FDIC increased assessment rates in 2023, (iv) customer related expense of $68.8 million, and (v) other expense of $96.8 million, including $106.8 million of unfunded commitments fair value loss adjustments, offset partially by lower compensation expense of $74.5 million.

Income Taxes

Q4-2023 vs Q3-2023

An income tax benefit of $177.0 million was recorded for the fourth quarter resulting in an effective tax rate of 26.8% compared to a benefit of $3.2 million for the third quarter and an effective tax rate of 12.1%.

Full Year 2023 vs Full Year 2022

Income tax benefit totaled $312.2 million for the year ended December 31, 2023, representing an effective tax rate of 14.1%, compared to tax expense of $144.0 million and an effective tax rate of 25.4% for the year ended December 31, 2022. The lower effective tax rate in 2023 was primarily due to the effect of the non-deductible goodwill impairment.

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BALANCE SHEET HIGHLIGHTS

	December 31,	September 30,	December 31,	Increase (Decrease)
Selected Balance Sheet Items	2023	2023	2022	CQ vs PQ	CQ vs PYQ

	(In thousands)
Cash and cash equivalents	$5,377,576	$6,069,667	$2,240,222	$(692,091)	$3,137,354
Securities available-for-sale	2,346,864	4,487,172	4,843,487	(2,140,308)	(2,496,623)
Securities held-to-maturity	2,287,291	2,282,586	2,269,135	4,705	18,156
Loan held for investment, net of deferred fees	25,489,687	21,920,946	28,609,129	3,568,741	(3,119,442)
Total assets	38,534,064	36,877,833	41,228,936	1,656,231	(2,694,872)

Noninterest-bearing deposits	$7,774,254	$5,579,033	$11,212,357	$2,195,221	$(3,438,103)
Total deposits	30,401,769	26,598,681	33,936,334	3,803,088	(3,534,565)
Borrowings	2,911,322	6,294,525	1,764,030	(3,383,203)	1,147,292
Total liabilities	35,143,299	34,478,556	37,278,405	664,743	(2,135,106)
Total stockholders' equity	3,390,765	2,399,277	3,950,531	991,488	(559,766)

Securities

The balance of securities held-to-maturity (“HTM”) remained consistent through the fourth quarter and totaled $2.3 billion at December 31, 2023. As of December 31, 2023, HTM securities had aggregate unrealized net after-tax losses in AOCI of $181.4 million remaining from the balance established at the time of transfer on June 1, 2022. These HTM unrealized losses are related to changes in overall interest rates.

Securities available-for-sale (“AFS”) decreased by $2.1 billion during the fourth quarter to $2.3 billion at December 31, 2023, due primarily to legacy PacWest securities sales of $2.7 billion, offset partially by a reduction in the unrealized net pre-tax losses. The decrease in unrealized net losses was due to the impact of lower market interest rate forward curves. AFS securities had aggregate unrealized net after-tax losses in AOCI of $252.2 million. These AFS unrealized net losses related primarily to changes in overall interest rates and spreads and the resulting impact on valuations.

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Loans

The following table sets forth the composition, by loan category, of our loan portfolio as of the dates indicated:

	December 31,	September 30,	June 30,	March 31,	December 31,
Composition of Loans and Leases	2023	2023	2023	2023	2022

	(Dollars in thousands)
Real estate mortgage:
Commercial	$5,026,497	$3,526,308	$3,610,320	$3,808,751	$3,846,831
Multi-family	6,025,179	5,279,659	5,304,544	5,523,320	5,607,865
Other residential	5,060,309	5,228,524	5,373,178	6,075,540	6,275,628
Total real estate mortgage	16,111,985	14,034,491	14,288,042	15,407,611	15,730,324
Real estate construction and land:
Commercial	759,585	465,266	415,997	910,327	898,592
Residential	2,399,684	2,272,271	2,049,526	3,698,113	3,253,580
Total real estate construction and land	3,159,269	2,737,537	2,465,523	4,608,440	4,152,172
Total real estate	19,271,254	16,772,028	16,753,565	20,016,051	19,882,496
Commercial:
Asset-based	2,189,085	2,287,893	2,357,098	2,068,327	5,140,209
Venture capital	1,446,362	1,464,160	1,723,476	2,058,237	2,033,302
Other commercial	2,129,860	1,002,377	1,014,212	1,102,543	1,108,451
Total commercial	5,765,307	4,754,430	5,094,786	5,229,107	8,281,962
Consumer	453,126	394,488	409,859	427,223	444,671
Total loans and leases held for investment, net of deferred fees	$25,489,687	$21,920,946	$22,258,210	$25,672,381	$28,609,129

Total unfunded loan commitments	$5,578,907	$5,289,221	$5,845,375	$9,776,789	$11,110,264

Composition as % of Total	December 31,	September 30,	June 30,	March 31,	December 31,
Loans and Leases	2023	2023	2023	2023	2022
Real estate mortgage:
Commercial	20%	16%	16%	15%	13%
Multi-family	23%	24%	24%	21%	20%
Other residential	20%	24%	24%	24%	22%
Total real estate mortgage	63%	64%	64%	60%	55%
Real estate construction and land:
Commercial	3%	2%	2%	4%	3%
Residential	9%	10%	9%	14%	11%
Total real estate construction and land	12%	12%	11%	18%	14%
Total real estate	75%	76%	75%	78%	69%
Commercial:
Asset-based	9%	10%	11%	8%	18%
Venture capital	6%	7%	8%	8%	7%
Other commercial	8%	5%	4%	4%	4%
Total commercial	23%	22%	23%	20%	29%
Consumer	2%	2%	2%	2%	2%

Total loans and leases held for investment, net of deferred fees	100%	100%	100%	100%	100%

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Total loans and leases ended the fourth quarter of 2023 at $25.5 billion, up $3.6 billion from $21.9 billion at September 30, 2023, due primarily to the addition of $6.1 billion of legacy Banc of California loans at fair value, partially offset by sales of legacy Banc of California loans totaling $2.2 billion in December as part of the balance sheet repositioning. The loan sales consisted of $1.5 billion of single-family loans and $0.7 billion of multi-family loans. Loan fundings were $212.2 million in the fourth quarter at a weighted-average rate of 7.37%.

Deposits and Client Investment Funds

The following table sets forth the composition of our deposits at the dates indicated:

	December 31,	September 30,	June 30,	March 31,	December 31,
Composition of Deposits	2023	2023	2023	2023	2022

	(Dollars in thousands)
Noninterest-bearing checking	$7,774,254	$5,579,033	$6,055,358	$7,030,759	$11,212,357
Interest-bearing:
Checking	7,808,764	7,038,808	7,112,807	5,360,622	7,938,911
Money market	6,187,889	5,424,347	5,678,323	8,195,670	9,469,586
Savings	1,997,989	1,441,700	897,277	671,918	577,637
Certificates of deposit:
Non-brokered	3,139,270	3,038,005	2,725,265	2,502,914	2,434,414
Brokered	3,493,603	4,076,788	5,428,053	4,425,678	2,303,429
Total certificates of deposit	6,632,873	7,114,793	8,153,318	6,928,592	4,737,843
Total interest-bearing	22,627,515	21,019,648	21,841,725	21,156,802	22,723,977
Total deposits	$30,401,769	$26,598,681	$27,897,083	$28,187,561	$33,936,334

	December 31,	September 30,	June 30,	March 31,	December 31,
Composition as % of Total Deposits	2023	2023	2023	2023	2022
Noninterest-bearing checking	26%	21%	22%	25%	33%
Interest-bearing:
Checking	26%	27%	26%	19%	23%
Money market	20%	20%	20%	29%	28%
Savings	6%	5%	3%	2%	2%
Certificates of deposit:
Non-brokered	10%	12%	10%	9%	7%
Brokered	12%	15%	19%	16%	7%
Total certificates of deposit	22%	27%	29%	25%	14%
Total interest-bearing	74%	79%	78%	75%	67%
Total deposits	100%	100%	100%	100%	100%

Total deposits increased by $3.8 billion during the fourth quarter of 2023 to $30.4 billion at December 31, 2023, due primarily to balances acquired in the merger, partially offset by a decrease in brokered deposits.

Noninterest-bearing checking totaled $7.77 billion and represented 26% of total deposits at December 31, 2023, compared to $5.58 billion, or 21% of total deposits, at September 30, 2023. Period-end noninterest-bearing deposit balance and percentage both increased in the quarter primarily due to balances acquired in the merger.

Insured deposits of $23.1 billion represented 76% of total deposits at December 31, 2023, compared to insured deposits of $21.6 billion or 81% of total deposits at September 30, 2023.

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In addition to deposit products, we also offer alternative, non-depository corporate treasury solutions for select clients to invest excess liquidity. These alternative options include investments managed by BofCal Asset Management Inc. (“BAM”), our registered investment advisor subsidiary, and third-party sweep products. Total off-balance sheet client investment funds were $0.7 billion as of September 30, 2023 and decreased to $0.6 billion at December 31, 2023, of which $0.2 billion was managed by BAM.

Borrowings

Borrowings decreased by $3.4 billion from $6.3 billion at September 30, 2023, to $2.9 billion at year-end as proceeds from asset sales were used to pay down the Bank Term Funding Program balance by $2.3 billion and pay off a $1.3 billion repurchase agreement. We chose to carry higher on-balance sheet liquidity while we executed the balance sheet repositioning and have the ability to strategically pay down or pay off the $2.6 billion remaining Bank Term Funding Program balance at our discretion.

Equity

During the fourth quarter, total stockholders’ equity increased by $1.0 billion to $3.4 billion and tangible common equity(1) increased by $651.6 million to $2.5 billion at December 31, 2023. The increase in total stockholders’ equity for the fourth quarter resulted from Banc of California shares issued in exchange for PacWest Bancorp shares as Merger consideration and shares issued in connection with the $400 million capital raise and lower accumulated other comprehensive loss, partially offset by the net loss in the fourth quarter and by dividends declared and paid.

At December 31, 2023, book value per common share decreased to $17.12, compared to $24.12 at September 30, 2023, which was retrospectively restated under the reverse merger method of accounting. The linked-quarter change in book value per share reflects Banc of California shares issued as Merger consideration in exchange for PacWest Bancorp shares and in connection with the $400 million capital raise, the net loss in the fourth quarter and lower accumulated other comprehensive loss. Tangible book value per common share(1) decreased to $14.96, compared to $23.81 restated at September 30, 2023, mainly as a result of Banc of California shares issued in exchange for PacWest Bancorp shares as Merger consideration and shares issued in connection with the $400 million capital raise combined with $199 million of goodwill and $145 million of core deposit intangible assets added through the merger.

(1)	Non-GAAP measures; refer to section 'Non-GAAP Measures'

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CAPITAL AND LIQUIDITY

Capital ratios remain strong with total risk-based capital at 16.40% and a tier 1 leverage ratio of 9.00% at December 31, 2023. The following table sets forth our regulatory capital ratios as of the dates indicated:

	December 31,	September 30,	June 30,	March 31,	December 31,
Capital Ratios	2023 (1)	2023	2023	2023	2022
Banc of California, Inc.
Total risk-based capital ratio	16.40%	17.83%	17.61%	14.21%	13.61%
Tier 1 risk-based capital ratio	12.42%	13.84%	13.70%	11.15%	10.61%
Common equity tier 1 capital ratio	10.12%	11.23%	11.16%	9.21%	8.70%
Tier 1 leverage capital ratio	9.00%	8.65%	7.76%	8.33%	8.61%

Banc of California
Total risk-based capital ratio	15.73%	16.37%	16.07%	12.94%	12.34%
Tier 1 risk-based capital ratio	13.24%	13.72%	13.48%	10.89%	10.32%
Common equity tier 1 capital ratio	13.24%	13.72%	13.48%	10.89%	10.32%
Tier 1 leverage capital ratio	9.62%	8.57%	7.62%	8.14%	8.39%

(1) Capital information for December 31, 2023 is preliminary.

At December 31, 2023, immediately available cash and cash equivalents were $5.2 billion, a decrease of $0.7 billion from September 30, 2023. Combined with total available borrowing capacity of $12.0 billion, total liquid assets and unused borrowing capacity of $17.2 billion was 2.5 times greater than total uninsured and uncollateralized deposits of $6.9 billion.

11

CREDIT QUALITY

	December 31,	September 30,	June 30,	March 31,	December 31,
Asset Quality Information and Ratios	2023	2023	2023	2023	2022

	(Dollars in thousands)
Delinquent loans and leases held for investment:
30 to 89 days delinquent	$113,307	$49,970	$57,428	$144,431	$105,845
90+ days delinquent	30,882	77,327	62,322	49,936	70,922
Total delinquent loans and leases	$144,189	$127,297	$119,750	$194,367	$176,767

Total delinquent loans and leases to loans and leases held for investment	0.57%	0.58%	0.54%	0.76%	0.62%

Nonperforming assets, excluding loans held for sale:
Nonaccrual loans and leases	$62,527	$125,396	$104,886	$87,124	$103,778
90+ days delinquent loans and still accruing	11,750	-	-	-	-
Total nonperforming loans and leases ("NPLs")	74,277	125,396	104,886	87,124	103,778
Foreclosed assets, net	7,394	6,829	8,426	2,135	5,022
Total nonperforming assets ("NPAs")	$81,671	$132,225	$113,312	$89,259	$108,800

Allowance for loan and lease losses	$281,687	$222,297	$219,234	$210,055	$200,732
Allowance for loan and lease losses to NPLs	379.24%	177.28%	209.02%	241.10%	193.42%
NPLs to loans and leases held for investment	0.29%	0.57%	0.47%	0.34%	0.36%
NPAs to total assets	0.21%	0.36%	0.30%	0.20%	0.26%

At December 31, 2023, total delinquent loans and leases were $144.2 million, compared to $127.3 million at September 30, 2023. The increase was due mostly to delinquent Civic loans and leases acquired from legacy Banc of California. Total delinquent loans and leases as a percentage of total loans and leases declined to 0.57% at December 31, 2023, as compared to 0.58% at September 30, 2023.

At December 31, 2023, nonperforming loans were $74.3 million, and included $31.0 million of other residential loans (mostly Civic), $27.4 million of CRE loans, $14.0 million of commercial and industrial loans, $1.0 million of multi-family loans and $0.8 million of consumer loans. During the fourth quarter, nonperforming loans decreased by $51.1 million due to transfers to held for sale of $44.0 million, payoffs and paydowns of $26.6 million, net charge-offs of $7.9 million, and borrowers that became current of $2.0 million, offset partially by additions (including acquired loans) of $29.5 million. Nonperforming loans and leases as a percentage of total loans and leases declined to 0.29% at December 31, 2023 compared to 0.57% at September 30, 2023.

At December 31, 2023, nonperforming assets included $7.4 million of other real estate owned, consisting entirely of single-family residences.

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ALLOWANCE FOR CREDIT LOSSES - LOANS

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
Allowance for Credit Losses - Loans	2023	2023	2022	2023	2022

	(Dollars in thousands)
Allowance for loan and lease losses ("ALLL"):
Balance at beginning of period	$222,297	$219,234	$189,327	$200,732	$200,564
Initial ALLL on acquired PCD loans	25,623	-	-	25,623	-
Charge-offs	(14,628)	(6,695)	(3,352)	(63,428)	(14,037)
Recoveries	1,395	1,758	757	5,260	9,205
Net charge-offs	(13,233)	(4,937)	(2,595)	(58,168)	(4,832)
Provision for loan losses	47,000 (1)	8,000	14,000	113,500	5,000
Balance at end of period	$281,687	$222,297	$200,732	$281,687	$200,732

Reserve for unfunded loan commitments ("RUC"):
Balance at beginning of period	$29,571	$37,571	$95,071	$91,071	$73,071
(Negative provision) provision for credit losses	-	(8,000)	(4,000)	(61,500)	18,000
Balance at end of period	$29,571	$29,571	$91,071	$29,571	$91,071

Allowance for credit losses ("ACL") - Loans:
Balance at beginning of period	$251,868	$256,805	$284,398	$291,803	$273,635
Initial ALLL on acquired PCD loans	25,623	-	-	25,623	-
Charge-offs	(14,628)	(6,695)	(3,352)	(63,428)	(14,037)
Recoveries	1,395	1,758	757	5,260	9,205
Net charge-offs	(13,233)	(4,937)	(2,595)	(58,168)	(4,832)
Provision for credit losses	47,000 (1)	-	10,000	52,000	23,000
Balance at end of period	$311,258	$251,868	$291,803	$311,258	$291,803

ALLL to loans and leases held for investment	1.11%	1.01%	0.70%	1.11%	0.70%
ACL to loans and leases held for investment	1.22%	1.15%	1.02%	1.22%	1.02%
ACL to NPLs	419.05%	200.86%	281.18%	419.05%	281.18%
ACL to NPAs	381.11%	190.48%	268.20%	381.11%	268.20%
Annualized net charge-offs to average loans and leases	0.22%	0.09%	0.04%	0.23%	0.02%

(1) Includes $22.2 million initial provision related to non-PCD loans acquired during the period.

The allowance for credit losses, which includes the reserve for unfunded loan commitments, totaled $311.3 million, or 1.22% of total loans and leases, at December 31, 2023, compared to $251.9 million, or 1.15% of total loans and leases, at September 30, 2023. The $59.4 million increase in the allowance includes the addition of $25.6 million related to legacy Banc of California PCD loans booked at the Merger’s close and did not affect the income statement. The ACL provision for the fourth quarter was $47.0 million, which includes an initial provision of $22.2 million for acquired legacy Banc of California non-PCD loans. Outside this initial provision, the quarter’s expense was driven by $13.2 million of net charge-offs and a need for increased quantitative reserves resulting from revising the economic forecast to reflect a 60% probability weighting on recessionary scenarios and updating expected prepayment speeds based on a high interest rate environment. The ACL coverage of nonperforming loans was 419% at December 31, 2023 compared to 201% at September 30, 2023.

13

Net charge-offs were 0.22% of average loans and leases (annualized) for the fourth quarter of 2023, compared to 0.09% for the third quarter of 2023. The increase in net charge-offs in the fourth quarter of 2023 was due primarily to $5.3 million of charge-offs related to the transfer of Civic loans to held for sale. At December 31, 2023, nonperforming assets were $81.7 million, or 0.21% of total assets, compared to $132.2 million, or 0.36% of total assets, as of September 30, 2023.

Conference Call

The Company will host a conference call to discuss its fourth quarter 2023 financial results at 10:00 a.m. Pacific Time (PT) on Thursday, January 25, 2023. Interested parties are welcome to attend the conference call by dialing (888) 317-6003 and referencing event code 4864870. A live audio webcast will also be available and the webcast link will be posted on the Company’s Investor Relations website at www.bancofcal.com/investor. The slide presentation for the call will also be available on the Company's Investor Relations website prior to the call. A replay of the call will be made available approximately one hour after the call has ended on the Company’s Investor Relations website at www.bancofcal.com/investor or by dialing (877) 344-7529 and referencing event code 7597241.

About Banc of California, Inc.

Banc of California, Inc. (NYSE: BANC) is a bank holding company headquartered in Los Angeles with one wholly-owned banking subsidiary, Banc of California (the “bank”). Banc of California is one of the nation’s premier relationship-based business banks focused on providing banking and treasury management services to small-, middle-market, and venture-backed businesses. Banc of California offers a broad range of loan and deposit products and services through more than 90 full-service branches throughout California and in Denver, Colorado, and Durham, North Carolina, as well as full-stack payment processing solutions through its subsidiary, Deepstack Technologies. Banc of California also serves the Community Association Management industry nationwide with its technology-forward platform SmartStreet™. The bank is committed to its local communities by supporting organizations that provide financial literacy and job training, small business support, affordable housing, and more. For more information, please visit us at www.bancofcal.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words or phrases such as “believe,” “will,” “should,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” “strategy,” or similar expressions are intended to identify these forward-looking statements. You are cautioned not to place undue reliance on any forward-looking statements. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. (the “Company”) with the Securities and Exchange Commission (“SEC”). The Company undertakes no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made, except as required by law.

14

Factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to: (i) changes in general economic conditions, either nationally or in our market areas, including the impact of supply chain disruptions, and the risk of recession or an economic downturn; (ii) changes in the interest rate environment, including the recent and potential future increases in the FRB benchmark rate, which could adversely affect our revenue and expenses, the value of assets and obligations, the availability and cost of capital and liquidity, and the impacts of continuing inflation; (iii) the credit risks of lending activities, which may be affected by deterioration in real estate markets and the financial condition of borrowers, and the operational risk of lending activities, including the effectiveness of our underwriting practices and the risk of fraud, any of which may lead to increased loan delinquencies, losses, and non-performing assets, and may result in our allowance for credit losses not being adequate; (iv) fluctuations in the demand for loans, and fluctuations in commercial and residential real estate values in our market area; (v) the quality and composition of our securities portfolio; (vi) our ability to develop and maintain a strong core deposit base, including among our venture banking clients, or other low cost funding sources necessary to fund our activities particularly in a rising or high interest rate environment; (vii) the rapid withdrawal of a significant amount of demand deposits over a short period of time; (viii) the costs and effects of litigation; (ix) risks related to the Company’s acquisitions, including disruption to current plans and operations; difficulties in customer and employee retention; fees, expenses and charges related to these transactions being significantly higher than anticipated; and our inability to achieve expected revenues, cost savings, synergies, and other benefits; and in the case of our recent acquisition of PacWest Bancorp (“PacWest”), reputational risk, regulatory risk and potential adverse reactions of the Company's or PacWest's customers, suppliers, vendors, employees or other business partners; (x) results of examinations by regulatory authorities of the Company and the possibility that any such regulatory authority may, among other things, limit our business activities, restrict our ability to invest in certain assets, refrain from issuing an approval or non-objection to certain capital or other actions, increase our allowance for credit losses, result in write-downs of asset values, restrict our ability or that of our bank subsidiary to pay dividends, or impose fines, penalties or sanctions; (xi) legislative or regulatory changes that adversely affect our business, including changes in tax laws and policies, accounting policies and practices, privacy laws, and regulatory capital or other rules; (xii) the risk that our enterprise risk management framework may not be effective in mitigating risk and reducing the potential for losses; (xiii) errors in estimates of the fair values of certain of our assets and liabilities, which may result in significant changes in valuation; (xiv) failures or security breaches with respect to the network, applications, vendors and computer systems on which we depend, including due to cybersecurity threats; (xv) our ability to attract and retain key members of our senior management team; (xvi) the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, and other external events on our business; (xvii) the impact of bank failures or other adverse developments at other banks on general investor sentiment regarding the stability and liquidity of banks; (xviii) the possibility that our recorded goodwill could become impaired, which may have an adverse impact on our earnings and capital; (xix) our existing indebtedness, together with any future incurrence of additional indebtedness, could adversely affect our ability to raise additional capital and to meet our debt obligations; (xx) the risk that we may incur significant losses on future asset sales; and (xxi) other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and the other risks described in this press release and from time to time in other documents that we file with or furnish to the SEC.

15

Investor Relations Inquiries:
Banc of California, Inc.
(855) 361-2262
Jared Wolff, (310) 424-1230
Joe Kauder, (310) 844-5224
William Black, (919) 597-7466

Media Contact:
Debora Vrana, Banc of California
(213) 999-4141
Deb.Vrana@bancofcal.com
Source: Banc of California, Inc.

16

BANC OF CALIFORNIA, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2023	2023	2023	2023	2022

	(Dollars in thousands)
ASSETS:
Cash and due from banks	$202,427	$182,261	$208,300	$218,830	$212,273
Interest-earning deposits in financial institutions	5,175,149	5,887,406	6,489,847	6,461,306	2,027,949
Total cash and cash equivalents	5,377,576	6,069,667	6,698,147	6,680,136	2,240,222

Securities available-for-sale	2,346,864	4,487,172	4,708,519	4,848,607	4,843,487
Securities held-to-maturity	2,287,291	2,282,586	2,278,202	2,273,650	2,269,135
FRB and FHLB stock	126,346	17,250	17,250	147,150	34,290
Total investment securities	4,760,501	6,787,008	7,003,971	7,269,407	7,146,912

Loans held for sale	122,757	188,866	478,146	2,796,208	65,076

Gross loans and leases held for investment	25,534,730	21,969,789	22,311,292	25,770,912	28,726,016
Deferred fees, net	(45,043)	(48,843)	(53,082)	(98,531)	(116,887)
Total loans and leases held for investment, net of deferred fees	25,489,687	21,920,946	22,258,210	25,672,381	28,609,129
Allowance for loan and lease losses	(281,687)	(222,297)	(219,234)	(210,055)	(200,732)
Total loans and leases held for investment, net	25,208,000	21,698,649	22,038,976	25,462,326	28,408,397

Equipment leased to others under operating leases	344,325	352,330	380,022	399,972	404,245
Premises and equipment, net	146,798	50,236	57,078	60,358	54,315
Foreclosed assets, net	7,394	6,829	8,426	2,135	5,022
Goodwill	198,627	-	-	-	1,376,736
Core deposit and customer relationship intangibles, net	165,477	24,192	26,581	28,970	31,381
Deferred tax asset, net	739,111	506,248	426,304	342,557	281,848
Other assets	1,463,498	1,193,808	1,219,599	1,260,912	1,214,782
Total assets	$38,534,064	$36,877,833	$38,337,250	$44,302,981	$41,228,936

LIABILITIES:
Noninterest-bearing deposits	$7,774,254	$5,579,033	$6,055,358	$7,030,759	$11,212,357
Interest-bearing deposits	22,627,515	21,019,648	21,841,725	21,156,802	22,723,977
Total deposits	30,401,769	26,598,681	27,897,083	28,187,561	33,936,334
Borrowings	2,911,322	6,294,525	6,357,338	11,881,712	1,764,030
Subordinated debt	936,599	870,896	870,378	868,815	867,087
Accrued interest payable and other liabilities	893,609	714,454	679,256	593,416	710,954
Total liabilities	35,143,299	34,478,556	35,804,055	41,531,504	37,278,405

STOCKHOLDERS' EQUITY:
Preferred stock	498,516	498,516	498,516	498,516	498,516
Voting and non-voting common stock (1)	1,690	1,231	1,233	1,232	1,230
Additional paid-in-capital	3,840,974	2,798,611	2,799,357	2,792,536	2,821,064
Retained earnings	(518,301)	(25,399)	7,892	215,253	1,420,624
Accumulated other comprehensive loss, net	(432,114)	(873,682)	(773,803)	(736,060)	(790,903)
Total stockholders’ equity	3,390,765	2,399,277	2,533,195	2,771,477	3,950,531
Total liabilities and stockholders’ equity	$38,534,064	$36,877,833	$38,337,250	$44,302,981	$41,228,936

Common shares outstanding	168,951,632	78,806,969	78,939,024	78,988,424	78,973,869

(1) Includes non-voting common equivalents of $108.

17

BANC OF CALIFORNIA, INC.

CONSOLIDATED STATEMENTS OF EARNINGS (LOSS) (UNAUDITED)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2023	2023	2022	2023	2022

	(In thousands, except per share amounts)
Interest income:
Loans and leases	$346,308	$310,392	$404,985	$1,496,357	$1,312,580
Investment securities	41,280	45,326	50,292	174,996	209,751
Deposits in financial institutions	79,652	90,366	17,746	299,647	34,158
Total interest income	467,240	446,084	473,023	1,971,000	1,556,489
Interest expense:
Deposits	207,760	205,982	117,591	748,423	200,449
Borrowings	92,474	94,234	19,962	416,744	25,645
Subordinated debt	15,955	15,139	12,531	58,705	39,633
Total interest expense	316,189	315,355	150,084	1,223,872	265,727
Net interest income	151,051	130,729	322,939	747,128	1,290,762
Provision for credit losses	47,000	-	10,000	52,000	24,500
Net interest income after provision for credit losses	104,051	130,729	312,939	695,128	1,266,262
Noninterest income:
Service charges on deposit accounts	4,562	4,018	3,178	16,468	13,991
Other commissions and fees	8,860	7,641	11,208	38,086	43,635
Leased equipment income	12,369	14,554	12,322	63,167	50,586
(Loss) gain on sale of loans and leases	(3,526)	(1,901)	388	(161,346)	518
Loss on sale of securities	(442,413)	-	(49,302)	(442,413)	(50,321)
Dividends and gains (losses) on equity investments	8,138	3,837	661	15,731	(3,389)
Warrant (loss) income	(173)	(88)	(46)	(718)	2,490
LOCOM HFS adjustment	3,175	307	-	(8,461)	-
Other income	8,606	15,440	2,635	31,201	17,317
Total noninterest (loss) income	(400,402)	43,808	(18,956)	(448,285)	74,827
Noninterest expense:
Compensation	89,354	71,642	106,124	332,353	406,839
Occupancy	15,925	15,293	14,922	61,668	60,964
Data processing	11,247	11,104	9,722	44,252	38,177
Other professional services	2,980	5,597	6,924	24,623	30,278
Insurance and assessments	60,016	38,298	7,205	135,666	25,486
Intangible asset amortization	4,230	2,389	2,629	11,419	13,576
Leased equipment depreciation	7,447	8,333	8,627	34,243	35,658
Foreclosed assets expense (income), net	1,764	(609)	(108)	1,520	(3,737)
Acquisition, integration and reorganization costs	111,800	9,925	5,703	142,633	5,703
Customer related expense	45,826	26,971	18,197	124,104	55,273
Loan expense	4,446	4,243	6,150	20,458	24,572
Goodwill impairment	-	-	29,000	1,376,736	29,000
Other expense	8,603	7,917	11,737	148,506	51,732
Total noninterest expense	363,638	201,103	226,832	2,458,181	773,521
(Loss) earnings before income taxes	(659,989)	(26,566)	67,151	(2,211,338)	567,568
Income tax (benefit) expense	(177,034)	(3,222)	17,642	(312,201)	143,955
Net (loss) earnings	(482,955)	(23,344)	49,509	(1,899,137)	423,613
Preferred stock dividends	9,947	9,947	9,947	39,788	19,339
Net (loss) earnings available to common and equivalent stockholders	$(492,902)	$(33,291)	$39,562	$(1,938,925)	$404,274
Basic and diluted (loss) earnings per common share (1)	$(4.55)	$(0.42)	$0.50	$(22.71)	$5.14
Basic and diluted weighted average number of common shares outstanding (1)	108,290	77,881	77,390	85,394	77,271

(1) Common shares include non-voting common equivalents that are participating securities.

18

BANC OF CALIFORNIA, INC.

SELECTED FINANCIAL DATA

(UNAUDITED)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
Profitability and Other Ratios	2023	2023	2022	2023	2022
Return on average assets ("ROAA")(1)	(5.09)%	(0.24)%	0.48%	(4.71)%	1.05%
Pre-tax, pre-provision, pre-goodwill impairment ROAA (1)(2)	(6.46)%	(0.28)%	1.02%	(1.94)%	1.53%
Adjusted pre-tax, pre-provision, pre-goodwill impairment ROAA (1)(2)	(0.70)%	(0.33)%	1.55%	0.14%	1.67%
Return on average equity (1)	(68.49)%	(3.73)%	5.04%	(63.42)%	10.99%
Return on average tangible common equity (1)(2)	(87.95)%	(6.33)%	12.71%	(30.66)%	20.52%
Dividend payout ratio (3)	(2.42)%	(2.38)%	50.00%	(1.67)%	19.46%
Yield on average loans and leases (1)	5.82%	5.54%	5.73%	5.92%	5.07%
Cost of average interest-bearing deposits (1)	3.80%	3.78%	2.14%	3.46%	0.97%
Cost of average total deposits (1)	2.94%	2.98%	1.37%	2.61%	0.59%
Net interest spread	0.72%	0.60%	2.53%	1.07%	3.02%
Net interest margin (1)	1.69%	1.45%	3.41%	1.98%	3.49%
Noninterest income to total revenue (4)	160.58%	25.10%	(6.24)%	(150.01)%	5.48%
Adjusted noninterest income to adjusted total revenue (2)(4)	18.56%	18.31%	8.59%	16.07%	8.84%
Noninterest expense to average total assets (1)	3.83%	2.11%	2.19%	6.10%	1.91%
Adjusted noninterest expense to average total assets (1)(2)	2.65%	2.01%	1.85%	2.06%	1.83%
Efficiency ratio (2)(5)	127.34%	108.51%	53.67%	124.91%	51.48%
Adjusted efficiency ratio (2)(6)	114.89%	118.35%	53.67%	88.34%	51.48%
Average loans and leases to average deposits	84.34%	81.03%	82.71%	88.32%	76.08%
Average investment securities to average total assets	16.01%	18.30%	19.01%	16.94%	22.53%
Average stockholders' equity to average total assets	7.43%	6.56%	9.47%	7.43%	9.52%

(1)	Annualized.
(2)	Non-GAAP measure.
(3)	Ratio calculated by dividing dividends declared per common share by basic earnings per common share.
(4)	Total revenue equals the sum of net interest income and noninterest income.
(5)	Ratio calculated by dividing noninterest expense (less intangible asset amortization, foreclosed assets expense, goodwill impairment, and acquisition, integration and reorganization costs) by total revenue (less gain on sale of securities).
(6)	Ratio calculated by dividing adjusted noninterest expense by adjusted total revenue.

19

BANC OF CALIFORNIA, INC.

AVERAGE BALANCE, AVERAGE YIELD EARNED, AND AVERAGE COST PAID

(UNAUDITED)

	Three Months Ended
	December 31, 2023			September 30, 2023			December 31, 2022
		Interest	Average		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Cost	Balance	Expense	Cost	Balance	Expense	Cost

	(Dollars in thousands)
Assets:
Loans and leases (1)(2)(3)	$23,608,246	$346,308	5.82%	$22,226,390	$310,392	5.54%	$28,192,953	$407,135	5.73%
Investment securities (3)	6,024,737	41,280	2.72%	6,919,948	45,326	2.60%	7,824,915	50,697	2.57%
Deposits in financial institutions	5,791,739	79,652	5.46%	6,645,335	90,366	5.40%	1,881,950	17,746	3.74%
Total interest-earning assets (1)	35,424,722	467,240	5.23%	35,791,673	446,084	4.94%	37,899,818	475,578	4.98%
Other assets	2,215,665			2,016,085			3,252,145
Total assets	$37,640,387			$37,807,758			$41,151,963

Liabilities and Stockholders' Equity:
Interest checking	$7,296,234	60,743	3.30%	$6,983,013	57,237	3.25%	$7,146,333	41,427	2.30%
Money market	5,758,074	44,279	3.05%	5,662,980	42,516	2.98%	10,088,641	51,687	2.03%
Savings	1,696,222	16,446	3.85%	1,163,827	10,255	3.50%	616,298	66	0.04%
Time	6,915,504	86,292	4.95%	7,801,880	95,974	4.88%	3,909,130	24,411	2.48%
Total interest-bearing deposits	21,666,034	207,760	3.80%	21,611,700	205,982	3.78%	21,760,402	117,591	2.14%
Borrowings	5,229,425	92,474	7.02%	6,325,537	94,234	5.91%	1,675,738	19,962	4.73%
Subordinated debt	894,219	15,955	7.08%	870,968	15,139	6.90%	864,581	12,531	5.75%
Total interest-bearing liabilities	27,789,678	316,189	4.51%	28,808,205	315,355	4.34%	24,300,721	150,084	2.45%
Noninterest-bearing demand deposits	6,326,511			5,817,488			12,325,902
Other liabilities	726,414			701,355			626,540
Total liabilities	34,842,603			35,327,048			37,253,163
Stockholders' equity	2,797,784			2,480,710			3,898,800
Total liabilities and stockholders' equity	$37,640,387			$37,807,758			$41,151,963
Net interest income (1)		$151,051			$130,729			$325,494
Net interest spread (1)			0.72%			0.60%			2.53%
Net interest margin (1)			1.69%			1.45%			3.41%

Total deposits (4)	$27,992,545	$207,760	2.94%	$27,429,188	$205,982	2.98%	$34,086,304	$117,591	1.37%
Total funds (5)	$34,116,189	$316,189	3.68%	$34,625,693	$315,355	3.61%	$36,626,623	$150,084	1.63%

(1)	Tax equivalent.
(2)	Includes net loan discount accretion of $15.7 million for the three months ended December 31, 2023 and net loan premium amortization of $1.7 million and $2.5 million for the three months ended September 30, 2023 and December 31, 2022.
(3)	Includes tax-equivalent adjustments of $0.0 million, $0.0 million, and $2.2 million for the three months ended December 31, 2023, September 30, 2023, and December 31, 2022 related to tax-exempt income on loans. Includes tax-equivalent adjustments of $0.0 million, $0.0 million, and $0.4 million for the three months ended December 31, 2023,September 30, 2023, and December 31, 2022 related to tax-exempt income on investment securities. The federal statutory tax rate utilized was 21%.
(4)	Total deposits is the sum of total interest-bearing deposits and noninterest-bearing demand deposits. The cost of total deposits is calculated as annualized interest expense on total deposits divided by average total deposits.
(5)	Total funds is the sum of total interest-bearing liabilities and noninterest-bearing demand deposits. The cost of total funds is calculated as annualized total interest expense divided by average total funds.

20

BANC OF CALIFORNIA, INC.

AVERAGE BALANCE, AVERAGE YIELD EARNED, AND AVERAGE COST PAID

(UNAUDITED)

	Year Ended
	December 31, 2023			December 31, 2022
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Cost	Balance	Expense	Cost

	(Dollars in thousands)
Assets:
Loans and leases (1)(2)(3)	$25,330,351	$1,498,701	5.92%	$26,044,463	$1,320,449	5.07%
Investment securities (3)	6,827,059	174,996	2.56%	9,120,717	215,624	2.36%
Deposits in financial institutions	5,746,858	299,647	5.21%	2,185,585	34,158	1.56%
Total interest-earning assets (1)	37,904,268	1,973,344	5.21%	37,350,765	1,570,231	4.20%
Other assets	2,389,112			3,130,816
Total assets	$40,293,380			$40,481,581

Liabilities and Stockholders' Equity:
Interest checking	$6,992,888	220,735	3.16%	$6,851,831	66,494	0.97%
Money market	6,724,296	190,027	2.83%	10,601,028	95,376	0.90%
Savings	1,051,117	30,978	2.95%	639,720	188	0.03%
Time	6,840,920	306,683	4.48%	2,540,426	38,391	1.51%
Total interest-bearing deposits	21,609,221	748,423	3.46%	20,633,005	200,449	0.97%
Borrowings	7,068,826	416,744	5.90%	961,601	25,645	2.67%
Subordinated debt	875,621	58,705	6.70%	863,883	39,633	4.59%
Total interest-bearing liabilities	29,553,668	1,223,872	4.14%	22,458,489	265,727	1.18%

Noninterest-bearing demand deposits	7,072,334			13,601,766
Other liabilities	672,950			568,293
Total liabilities	37,298,952			36,628,548
Stockholders' equity	2,994,428			3,853,033
Total liabilities and stockholders' equity	$40,293,380			$40,481,581
Net interest income (1)		$749,472			$1,304,504
Net interest spread (1)			1.07%			3.02%
Net interest margin (1)			1.98%			3.49%

Total deposits (4)	$28,681,555	$748,423	2.61%	$34,234,771	$200,449	0.59%
Total funds (5)	$36,626,002	$1,223,872	3.34%	$36,060,255	$265,727	0.74%

(1)	Tax equivalent.
(2)	Includes net loan discount accretion of $9.7 million for the year ended December 31, 2023 and net loan premium amortization of $17.9 million for the year ended December 31, 2022.
(3)	Includes tax-equivalent adjustments of $2.3 million and $7.9 million for the years ended December 31, 2023 and 2022 related to tax-exempt income on loans. Includes tax-equivalent adjustments of $0.0 million and $5.9 million for the years ended December 31, 2023 and 2022 related to tax-exempt income on investment securities. The federal statutory tax rate utilized was 21%.
(4)	Total deposits is the sum of total interest-bearing deposits and noninterest-bearing demand deposits. The cost of total deposits is calculated as annualized interest expense on total deposits divided by average total deposits.
(5)	Total funds is the sum of total interest-bearing liabilities and noninterest-bearing demand deposits. The cost of total funds is calculated as annualized total interest expense divided by average total funds.

21

BANC OF CALIFORNIA, INC.

NON-GAAP MEASURES

Under Item 10(e) of SEC Regulation S-K, public companies disclosing financial measures in filings with the SEC that are not calculated in accordance with GAAP must also disclose, along with each non-GAAP financial measure, certain additional information, including a presentation of the most directly comparable GAAP financial measure, a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure, as well as a statement of the reasons why the company's management believes that presentation of the non-GAAP financial measure provides useful information to investors regarding the company's financial condition and results of operations and, to the extent material, a statement of the additional purposes, if any, for which the company's management uses the non-GAAP financial measure.

Tangible assets, tangible equity, tangible common equity, tangible common equity to tangible assets, tangible book value per common share, return on average tangible common equity, adjusted noninterest income, adjusted noninterest expense, adjusted noninterest income to adjusted total revenue, adjusted noninterest expense to average total assets, pre-tax, pre-provision, pre-goodwill impairment (“PTPP”) income, adjusted PTPP income, PTPP return on average assets (“ROAA”), adjusted PTPP ROAA, efficiency ratio, and adjusted efficiency ratio constitute supplemental financial information determined by methods other than in accordance with GAAP. These non-GAAP measures are used by management in its analysis of the Company's performance.

Tangible assets and tangible equity are calculated by subtracting goodwill and other intangible assets from total assets and total stockholders’ equity. Tangible common equity is calculated by subtracting preferred stock, as applicable, from tangible equity. Return on average tangible common equity is calculated by dividing net earnings available to common stockholders, after adjustment for amortization of intangible assets and goodwill impairment, by average tangible common equity. Banking regulators also exclude goodwill and other intangible assets from stockholders' equity when assessing the capital adequacy of a financial institution.

PTPP income is calculated by adding net interest income and noninterest income (total revenue), subtracting noninterest expense, and adding goodwill impairment. Adjusted PTPP income is calculated by adding net interest income and adjusted noninterest income (adjusted total revenue) and subtracting adjusted noninterest expense. PTPP ROAA is calculated by dividing annualized PTPP income by average assets. Adjusted PTPP ROAA is calculated by dividing annualized adjusted PTPP income by average assets. Efficiency ratio is calculated by dividing noninterest expense (less intangible asset amortization, net foreclosed assets expense, goodwill impairment, and acquisition, integration and reorganization costs) by total revenue. Adjusted efficiency ratio is calculated by dividing adjusted noninterest expense by adjusted total revenue.

Management believes the presentation of these financial measures adjusting the impact of these items provides useful supplemental information that is essential to a proper understanding of the financial results and operating performance of the Company. This disclosure should not be viewed as a substitute for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

The following tables provide reconciliations of the non-GAAP measures with financial measures defined by GAAP.

22

BANC OF CALIFORNIA, INC.

NON-GAAP MEASURES

(UNAUDITED)

Tangible Common Equity to
Tangible Assets and Tangible	December 31,	September 30,	June 30,	March 31,	December 31,
Book Value Per Common Share	2023	2023	2023	2023	2022

	(Dollars in thousands, except per share amounts)
Stockholders' equity	$3,390,765	$2,399,277	$2,533,195	$2,771,477	$3,950,531
Less: Preferred stock	498,516	498,516	498,516	498,516	498,516
Total common equity	2,892,249	1,900,761	2,034,679	2,272,961	3,452,015
Less: Intangible assets	364,104	24,192	26,581	28,970	1,408,117
Tangible common equity	$2,528,145	$1,876,569	$2,008,098	$2,243,991	$2,043,898

Total assets	$38,534,064	$36,877,833	$38,337,250	$44,302,981	$41,228,936
Less: Intangible assets	364,104	24,192	26,581	28,970	1,408,117
Tangible assets	$38,169,960	$36,853,641	$38,310,669	$44,274,011	$39,820,819

Total stockholders' equity to total assets	8.80%	6.51%	6.61%	6.26%	9.58%
Tangible common equity to tangible assets	6.62%	5.09%	5.24%	5.07%	5.13%
Book value per common share (1)(4)	$17.12	$24.12	$25.78	$28.78	$43.71
Tangible book value per common share (2)(4)	$14.96	$23.81	$25.44	$28.41	$25.88
Common shares outstanding (3)(4)	168,951,632	78,806,969	78,939,024	78,988,424	78,973,869

(1)	Total common equity divided by common shares outstanding.
(2)	Tangible common equity divided by common shares outstanding.
(3)	Common shares outstanding include non-voting common equivalents that are participating securities.
(4)	Common shares outstanding in prior periods have been restated by multiplying the historical amounts by the Merger exchange ratio of 0.6569.

23

BANC OF CALIFORNIA, INC.

NON-GAAP MEASURES

(UNAUDITED)

	Three Months Ended			Year Ended
Return on Average	December 31,	September 30,	December 31,	December 31,
Tangible Common Equity	2023	2023	2022	2023	2022

	(Dollars in thousands)
Net (loss) earnings	$(482,955)	$(23,344)	$49,509	$(1,899,137)	$423,613

(Loss) earnings before income taxes	$(659,989)	$(26,566)	$67,151	$(2,211,338)	$567,568
Add: Goodwill impairment	-	-	29,000	1,376,736	29,000
Add: Intangible asset amortization	4,230	2,389	2,629	11,419	13,576
Adjusted (loss) earnings before income taxes	(655,759)	(24,177)	98,780	(823,183)	610,144
Adjusted income tax expense (1)	(175,743)	(2,925)	25,979	(214,028)	154,977
Adjusted net (loss) earnings	(480,016)	(21,252)	72,801	(609,155)	455,167
Less: Preferred stock dividends	9,947	9,947	9,947	39,788	19,339
Adjusted net (loss) earnings available to common stockholders	$(489,963)	$(31,199)	$62,854	$(648,943)	$435,828

Average stockholders' equity	$2,797,784	$2,480,710	$3,898,800	$2,994,428	$3,853,033
Less: Average intangible assets	89,041	25,499	1,438,173	379,005	1,443,528
Less: Average preferred stock	498,516	498,516	498,516	498,516	285,488
Average tangible common equity	$2,210,227	$1,956,695	$1,962,111	$2,116,907	$2,124,017

Return on average equity (2)	(68.49)%	(3.73)%	5.04%	(63.42)%	10.99%
Return on average tangible common equity (3)	(87.95)%	(6.33)%	12.71%	(30.66)%	20.52%

(1)	Effective tax rates of 26.8%, 12.1%, and 26.3% used for the three months ended December 31, 2023, September 30, 2023, and December 31, 2022. Adjusted effective tax rate of 26.0% used to normalize the effect of goodwill impairment for the year ended December 31, 2023; effective tax rate of 25.4% used for the year ended December 31, 2022.
(2)	Annualized net (loss) earnings divided by average stockholders' equity.
(3)	Annualized adjusted net (loss) earnings available to common stockholders divided by average tangible common equity.

24

BANC OF CALIFORNIA, INC.

NON-GAAP MEASURES

(UNAUDITED)

Adjusted Noninterest Income to	Three Months Ended			Year Ended
Adjusted Total Revenue and Adjusted	December 31,	September 30,	December 31,	December 31,
Noninterest Expense to Average Assets	2023	2023	2022	2023	2022

	(Dollars in thousands)
Net interest income	$151,051	$130,729	$322,939	$747,128	$1,290,762
Noninterest (loss) income	(400,402)	43,808	(18,956)	(448,285)	74,827
Total revenue	$(249,351)	$174,537	$303,983	$298,843	$1,365,589

Noninterest (loss) income	$(400,402)	$43,808	$(18,956)	$(448,285)	$74,827
Add: Loss on sale of securities	442,413	-	49,302	442,413	50,321
Less: Legal recovery	(7,587)	(14,500)	-	(22,087)	-
Add: Loan fair value loss adjustments	-	-	-	170,971	-
Adjusted noninterest income	34,424	29,308	30,346	143,012	125,148
Net interest income	151,051	130,729	322,939	747,128	1,290,762
Adjusted total revenue	$185,475	$160,037	$353,285	$890,140	$1,415,910

Noninterest expense	$363,638	$201,103	$226,832	$2,458,181	$773,521
Less: Goodwill impairment	-	-	(29,000)	(1,376,736)	(29,000)
Less: Acquisition, integration, and reorganization costs	(111,800)	(9,925)	(5,703)	(142,633)	(5,703)
Less: Unfunded commitments fair value loss adjustments	-	-	-	(106,767)	-
Adjusted noninterest expense	$251,838	$191,178	$192,129	$832,045	$738,818

Average total assets	$37,640,387	$37,807,758	$41,151,963	$40,293,380	$40,481,581

Noninterest (loss) income to total revenue	160.58%	25.10%	(6.24)%	(150.01)%	5.48%
Adjusted noninterest income to adjusted total revenue	18.56%	18.31%	8.59%	16.07%	8.84%
Noninterest expense to average total assets	3.83%	2.11%	2.19%	6.10%	1.91%
Adjusted noninterest expense to average total assets	2.65%	2.01%	1.85%	2.06%	1.83%

25

BANC OF CALIFORNIA, INC.

NON-GAAP MEASURES

(UNAUDITED)

	Three Months Ended			Year Ended
PTPP Income, Adjusted PTPP Income,	December 31,	September 30,	December 31,	December 31,
PTPP ROAA, and Adjusted PTPP ROAA	2023	2023	2022	2023	2022

	(Dollars in thousands)
Net (loss) earnings	$(482,955)	$(23,344)	$49,509	$(1,899,137)	$423,613

Net interest income	$151,051	$130,729	$322,939	$747,128	$1,290,762
Add: Noninterest (loss) income	(400,402)	43,808	(18,956)	(448,285)	74,827
Total revenue	(249,351)	174,537	303,983	298,843	1,365,589
Less: Noninterest expense	(363,638)	(201,103)	(226,832)	(2,458,181)	(773,521)
Add: Goodwill impairment	-	-	29,000	1,376,736	29,000
Pre-tax, pre-provision, pre-goodwill impairment ("PTPP") income	$(612,989)	$(26,566)	$106,151	$(782,602)	$621,068

Total revenue	$(249,351)	$174,537	$303,983	$298,843	$1,365,589
Add: Loss on sale of securities	442,413	-	49,302	442,413	50,321
Less: Legal recovery	(7,587)	(14,500)	-	(22,087)	-
Add: Loan fair value loss adjustments	-	-	-	170,971	-
Adjusted total revenue	$185,475	$160,037	$353,285	$890,140	$1,415,910

Noninterest expense	$363,638	$201,103	$226,832	$2,458,181	$773,521
Less: Goodwill impairment	-	-	(29,000)	(1,376,736)	(29,000)
Less: Acquisition, integration, and reorganization costs	(111,800)	(9,925)	(5,703)	(142,633)	(5,703)
Less: Unfunded commitments fair value loss adjustments	-	-	-	(106,767)	-
Adjusted noninterest expense	$251,838	$191,178	$192,129	$832,045	$738,818

Adjusted total revenue	$185,475	$160,037	$353,285	$890,140	$1,415,910
Less: Adjusted noninterest expense	(251,838)	(191,178)	(192,129)	(832,045)	(738,818)
Adjusted pre-tax, pre-provision, pre- goodwill impairment ("PTPP") income	$(66,363)	$(31,141)	$161,156	$58,095	$677,092

Average total assets	$37,640,387	$37,807,758	$41,151,963	$40,293,380	$40,481,581

Return on average assets ("ROAA")	(5.09)%	(0.24)%	0.48%	(4.71)%	1.05%
Pre-tax, pre-provision, pre-goodwill impairment ("PTPP") ROAA (1)	(6.46)%	(0.28)%	1.02%	(1.94)%	1.53%
Adjusted pre-tax, pre-provision, pre-goodwill impairment ("PTPP") ROAA (2)	(0.70)%	(0.33)%	1.55%	0.14%	1.67%

(1) Annualized PTPP income divided by average assets.

(2) Annualized adjusted PTPP income divided by average assets.

26

BANC OF CALIFORNIA, INC.

NON-GAAP MEASURES

(UNAUDITED)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
Adjusted Efficiency Ratio	2023	2023	2022	2023	2022

	(Dollars in thousands)
Noninterest expense	$363,638	$201,103	$226,832	$2,458,181	$773,521
Less: Intangible asset amortization	4,230	2,389	2,629	11,419	13,576
Less: Foreclosed assets expense (income), net	1,764	(609)	(108)	1,520	(3,737)
Less: Goodwill impairment	-	-	29,000	1,376,736	29,000
Less: Acquisition, integration, and reorganization costs	111,800	9,925	5,703	142,633	5,703
Noninterest expense used for efficiency ratio	245,844	189,398	189,608	925,873	728,979
Less: Unfunded commitments fair value loss adjustments	-	-	-	106,767	-
Less: FDIC special assessment	32,746	-	-	32,746	-
Noninterest expense used for adjusted efficiency ratio	$213,098	$189,398	$189,608	$786,360	$728,979

Net interest income	$151,051	$130,729	$322,939	$747,128	$1,290,762
Noninterest (loss) income	(400,402)	43,808	(18,956)	(448,285)	74,827
Total revenue	(249,351)	174,537	303,983	298,843	1,365,589
Less: Gain (loss) on sale of securities	(442,413)	-	(49,302)	(442,413)	(50,321)
Total revenue used for efficiency ratio	193,062	174,537	353,285	741,256	1,415,910
Less: Legal recovery	(7,587)	(14,500)	-	(22,087)	-
Add: Loan fair value loss adjustments	-	-	-	170,971	-
Total revenue used for adjusted efficiency ratio	$185,475	$160,037	$353,285	$890,140	$1,415,910

Efficiency ratio (1)	127.34%	108.51%	53.67%	124.91%	51.48%
Adusted efficiency ratio (2)	114.89%	118.35%	53.67%	88.34%	51.48%

(1) Noninterest expense used for efficiency ratio divided by total revenue used for efficiency ratio.

(2) Noninterest expense used for adjusted efficiency ratio divided by total revenue used for adjusted efficiency ratio.

27